Exhibit 99.3

                          FORM OF LETTER
                       DEL MONTE CORPORATION
                      DEL MONTE FOODS COMPANY

                         Offer to Exchange

         Series B 12 1/4% Senior Subordinated Notes due 2007,

which have been registered under the Securities Act of 1933, as amended,

                    for any and all Outstanding

              12 1/4% Senior Subordinated Notes due 2007



To: Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

           Upon and subject to the terms and conditions set forth in the Prospectus, dated ______ __, 1997 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), an offer to exchange (the "Exchange Offer") the registered Series B 12 1/4% Senior Subordinated Notes due 2007 (the "New Notes") for any and all outstanding 12 1/4% Senior Subordinated Notes due 2007 (the "Old Notes") (CUSIP No. _____________) is being made pursuant to such Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of Del Monte Corporation ("DMC") and Del Monte Foods Company ("DMFC") contained in the Registration Rights Agreement, dated as of April 18, 1997, between DMC, DMFC and BT Securities Corporation, Bankers Trust International plc, BancAmerica Securities, Inc. and Bear, Stearns & Co. Inc. (as the Initial Purchasers).

           We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

           1.  Prospectus dated _________ __, 1997;

           2. The Letter of Transmittal for your use and for the information of your clients;

           3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

           4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

           Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on _____________ __, 1997 (the "Expiration Date") (30 calendar days following the commencement of the Exchange Offer), unless extended by DMC. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.




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           To participate in the Exchange Offer, a duly executed
and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

           If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer
- Guaranteed Delivery Procedures."

           Additional copies of the enclosed material may be obtained from the Exchange Agent, Bankers Trust Company,
Corporate Trust and Agency Group, 123 Street, 1st floor New York,
New York 10006, Telephone: (615) 835-3572, Facsimile: (615)
835-3701.

                          DEL MONTE CORPORATION
                          DEL MONTE FOODS COMPANY





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